Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE                                                                                                                                  Corporate Headquarters:
                                                  Dr. Henry C. Pao
                                                  President & CEO
                                                     408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 23, 2007) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended September 29, 2007. Net sales were $22,029,000, a 17% decrease compared to $26,521,000 in the same quarter last year and a 6% increase compared to the prior quarter of $20,762,000. On a GAAP basis, net income in the second fiscal quarter was $4,501,000 or $0.32 per diluted share, including pretax employee stock-based compensation of $504,000, as compared with $5,996,000 or $0.43 per diluted share in the second fiscal quarter of 2007, including pretax employee stock-based compensation of $651,000, and $4,473,000 or $0.32 per diluted share in the first fiscal quarter of 2008, including pretax employee-stock based compensation of $656,000.

For the first six months of fiscal 2008, net sales were $42,791,000 compared to $51,086,000 in the same period of the prior fiscal year. On a GAAP basis, net income in the first six months of fiscal 2008 was $8,974,000, including pretax employee stock-based compensation of $1,160,000, as compared with $10,912,000, including pretax employee stock-based compensation of $1,299,000 in the same period of the last fiscal year.

“We are pleased with the sequential sales increase in all of our targeted markets,” commented Dr. Henry C. Pao, President & CEO. “Sales in our imaging market rebounded due to increased demand from our largest EL driver customer. Our LED lighting sales continued to grow and have become 7% of sales from 4% in the prior quarter. High Definition Television (HDTV) flat screen TVs with our LED backlight drivers have reached the retail channel and general LED lighting market sales are expanding, especially for the Olympic Games in Beijing, China next year. Our medical ultrasound and telecom sales also increased sequentially. Foundry sales, not part of our targeted markets, declined sequentially by $1.3 million due to reduced demand from several customers in both medical and industrial markets.”

Dr. Pao went on to say, “On a GAAP basis, our gross margin was 59% compared to 61% in the prior fiscal quarter due to a less favorable product mix.  Our operating margin of 23% was also lower sequentially due to the lower gross margin and higher operating expenses. During the second fiscal quarter we incurred higher tax consulting and audit expenses including adoption of FIN 48. In addition, reported operating expense in the first fiscal quarter included a one-time gain on sale of surplus equipment. Our cash, cash equivalents and short-term investments increased by only $1.5 million, primarily due to tax payments of $4.1 million.   We continue to invest heavily in R & D for our targeted markets and expect to introduce a record number of new products for the medical ultrasound, EL driver and LED driver markets during fiscal 2008.”

Dr. Pao added, “We are projecting our third fiscal quarter to be flat sequentially due to uncertainty in near-term EL driver sales and potential seasonality dip in medical ultrasound products, although orders appear to be robust at this time. In addition, there could be a short-term pause in the ramp-up of our LED backlight drivers sales as inventory of existing CCFL products sells through the HDTV retail channel over the coming holidays. We expect our LED driver shipments to resume growth in our fourth fiscal quarter and beyond, as the transition from CCFL to LED backlights becomes more compelling due to its superior performance in contrast ratio, color gamut, localized dimming and low power consumption. For the second fiscal half, we are projecting our overall sales to be modestly up sequentially.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected sales in the third fiscal quarter and second fiscal half of 2008, both overall and in particular markets, such as our expectation of LED driver shipments continuing to grow in our fourth fiscal quarter and beyond; and statements concerning our plans to introduce a record number of new products in the medical ultrasound, EL driver and LED driver markets during fiscal 2008. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 23, 2007, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the second fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-896-8445 (domestic) or 785-830-1916 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 31 days immediately following the conference call until 11:59 P.M. EDT, November 23, 2007 at 800-757-4761 (domestic) and 402-220-7215 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	September 29, 2007	March 31, 2007
	(in thousands)
ASSETS
Cash and cash equivalents	$ 22,630	$ 22,652
Short term investments	120,311	116,264
Accounts receivable, net	14,222	12,793
Inventories	16,845	14,238
Deferred income taxes	8,122	8,123
Prepaid expenses and other current assets	2,396	2,172
Total current assets	184,526	176,242
Property, plant and equipment, net	10,258	8,651
Other assets	391	140
Deferred income taxes	1,823	899
TOTAL ASSETS	$ 196,998	$ 185,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$ 5,064	$ 4,120
Accrued salaries, wages and employee benefits	12,584	12,102
Other accrued liabilities	1,883	2,175
Deferred revenue	3,279	2,965
Income taxes payable	203	3,318
Total current liabilities	23,013	24,680
Income taxes payable, noncurrent	4,153	-
Total liabilities	27,166	24,680

Common stock	57,279	54,741
Retained earnings	112,553	106,511
Total shareholders' equity	169,832	161,252
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 196,998	$ 185,932

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$ 22,029	$ 26,521	$ 42,791	$ 51,086
Cost of sales(1)	9,020	10,305	17,096	20,142
Gross profit	13,009	16,216	25,695	30,944
Research and development(1)	3,858	3,658	7,623	7,607
Selling, general and administrative(1)	4,192	3,826	7,838	7,629
Income from operations	4,959	8,732	10,234	15,708
Interest and other income, net	1,587	968	3,094	2,256
Income before income taxes	6,546	9,700	13,328	17,964
Provision for income taxes	2,045	3,704	4,354	7,052
Net income	$ 4,501	$ 5,996	$ 8,974	$ 10,912
Net income per share
Basic	$ 0.33	$ 0.44	$ 0.65	$ 0.80
Diluted	$ 0.32	$ 0.43	$ 0.64	$ 0.78
Shares used in per share computation
Basic	13,755	13,671	13,767	13,658
Diluted	13,987	13,989	13,999	14,000

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$ 132	$ 92	$ 274	$ 157
Research and development	$ 189	$ 396	$ 465	$ 783
Selling, general and administrative	$ 183	$ 163	$ 421	$ 359